For Immediate Release
                                        Date:    July 25, 2006

                                        Contact: Mary Beth Steiginga,
                                                 Assistant Secretary
                                                       630 Godwin Avenue
                                                       Midland Park, NJ 07432
                                                       201- 444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                      Earnings for the Second Quarter, 2006

Midland Park, NJ - July 25, 2006- Stewardship Financial Corporation (OTC:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three
(3) months ended June 30, 2006 of $1.17 million or $0.25 basic earnings per share, an increase of 2.5% and 4.2% respectively, as compared to net income of $1.14 million, or $0.24 basic earnings per share for the same three (3) month period in 2005. Fully diluted earnings per share were $0.24 per share for the three (3) months ended June 30, 2006 and 2005.

For the six (6) months ended June 30, 2006, Stewardship Financial Corporation reported net income of $2.28 million or $0.48 basic earnings per share, an increase of 6.2% and 6.7% respectively, as compared to net income of $2.14 million or $0.45 per share for the same six (6) month period in 2005. Diluted earnings per share were $0.47 for the six (6) months ended June 30, 2006, an increase of 4.4% over the diluted earnings per share of $0.45 for the six (6) months ended June 30, 2005. Per share calculations have been

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adjusted for a 5% stock dividend paid in November 2005 and a 4 for 3 stock split issued on July 1, 2005.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the earnings increase for the period ending June 30, 2006. Despite the pressure on the Bank's net interest margin caused by rising short term interest rates and a flat yield curve, earnings continue to remain strong. We are encouraged by the activity within the lending department as we continue to grow our loan portfolio to both new and existing customers."

Stewardship Financial Corporation's total assets reached $495.4 million at June 30, 2006, compared to $461.0 million at June 30, 2005, resulting in growth of 7.5%. Total loans increased 14.3% to $359.8 million at June 30, 2006, compared to $314.8 million at June 30, 2005. Total deposits were $419.0 million at June 30, 2006, compared to $400.6 million a year ago, resulting in growth of 4.6%. Total stockholders' equity increased 7.9% to $35.0 million at June 30, 2006, compared to $32.5 million a year ago.

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The 11th branch is expected to open in Wyckoff, New Jersey during the first quarter of 2007. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. We invite you to visit our website at www.asbnow.com for additional information.

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This  information  disclosed in this document  contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "plan," "estimate," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the
development  of  an  interest  rate  environment  that  adversely   affects  the
Corporation's interest rate spread or other income anticipated from operations and investments.











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

                       Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                     (In thousands, except per share data)


                                        Six Months Ended   Three Months Ended
                                             June 30,           June 30,

                                         2006      2005      2006      2005
                                       -------   -------   -------   -------
Selected Operating Data:
Total interest income                  $14,318   $11,715   $ 7,334   $ 6,026
Total interest expense                   4,879     2,834     2,572     1,547
                                       -------   -------   -------   -------
Net interest income before provision
     for loan loss                       9,439     8,881     4,762     4,479
Provision for loan loss                    160       300       110       150
                                       -------   -------   -------   -------
Net interest income after provision
     for loan loss                       9,279     8,581     4,652     4,329

Noninterest income                       1,902     1,545     1,032       896

Noninterest expense                      7,641     6,766     3,863     3,451


                                       -------   -------   -------   -------
Income before income tax expense         3,540     3,360     1,821     1,774
Income tax expense                       1,264     1,217       654       635
                                       -------   -------   -------   -------
Net income                             $ 2,276   $ 2,143   $ 1,167   $ 1,139
                                       =======   =======   =======   =======

Basic earnings per share               $  0.48   $  0.45   $  0.25   $  0.24
Diluted earnings per share             $  0.47   $  0.45   $  0.24   $  0.24


                                                       At June 30,
                                              2006                     2005
                                            --------                 --------
Selected Financial Data:
Total assets                                $495,367                 $460,953
Total loans, net of deferred loan fees       359,804                  314,786
Allowance for loan losses                      4,011                    3,570
Total deposits                               418,956                  400,558
Stockholders' equity                          35,029                   32,454


                                            At or for the six month period ended
                                                         June 30,
                                              2006                     2005
                                            --------                 --------
Selected Financial Ratios:
Annualized return on average assets (ROA)      0.95%                     1.00%
Annualized return on average equity (ROE)     13.36%                    13.75%
Tier 1 equity to total assets                  8.48%                     8.56%
Book value per share                         $ 7.30                    $ 6.82


All share data has been restated to include the effect of a 5% stock dividend paid in November, 2005 and a 4 for 3 stock split issued July 1, 2005.


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